Exhibit 99.1

ITEM 6. SELECTED FINANCIAL DATA

	Year Ended September 30,
(Thousands of dollars, except per share amounts)	2009		2008		2007		2006		2005
FOR THE PERIOD:
Income statement data:
Revenues	$2,260,095		$2,815,189		$2,277,375		$2,119,266		$1,963,256

Net income	$227,610		$160,306		$193,397		$92,698		$62,263
Less: net income attributable to noncontrolling interests	(2,967)		(2,287)		(2,613)		(1,540)		(1,418)

Net income attributable to AmeriGas Partners, L.P.	$224,643		$158,019		$190,784		$91,158		$60,845

Limited partners’ interest in net income attributable to AmeriGas Partners, L.P.	$217,906		$155,741		$185,184		$90,246		$60,237

Income per limited partner unit — basic and diluted (a)	$3.59		$2.70		$3.15		$1.59		$1.10

Cash distributions declared per limited partner unit	$2.79		$2.50		$2.63		$2.28		$2.22

AT PERIOD END:
Balance sheet data:
Current assets	$316,507		$425,096		$375,020		$368,209		$417,740

Total assets	$1,657,564		$1,725,073		$1,696,784		$1,611,767		$1,663,075

Current liabilities (excluding debt)	$338,380		$461,095		$376,668		$378,331		$338,928

Total debt	$865,644		$933,390		$933,042		$933,746		$913,502

Partners’ capital:
AmeriGas Partners, L. P. partners’ capital	$364,459		$247,375		$311,228		$221,503		$337,417
Noncontrolling interests	11,866		10,723		11,386		10,448		8,570

Total partners’ capital	$376,325		$258,098		$322,614		$231,951		$345,987

OTHER DATA:
Capital expenditure (including capital leases)	$78,739		$62,756		$73,764		$70,915		$63,584
Retail propane gallons sold (millions)	928.2		993.2		1,006.7		975.2		1,034.9
Degree days — % (warmer) than normal (b)	(2.5%	)	(3.0%	)	(6.5%	)	(10.2%	)	(6.9%	)

(a)	Calculated in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships.

(b)
Deviation from average heating degree days for the 30-year period of 1971-2000 based upon national weather statistics provided by the National Oceanic and Atmospheric Administration (“NOAA”) for 335 airports in the United States, excluding Alaska. Fiscal 2008 has been adjusted to correct for a NOAA error.